Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of our audit report dated March 8, 2017, with respect to the consolidated balance sheet of Advanced Medical Isotope Corporation as of December 31, 2016, and the consolidated related statements of stockholders’ equity (deficit), operations, and cash flows for the period then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/Fruci & Associates II, PLLC
Fruci & Associates II, PLLC
Spokane, Washington
March 9, 2017